UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2025

MIND MEDICINE (MINDMED) INC.

(Exact Name of Registrant as Specified in its Charter)

British Columbia, Canada	001-40360	98-1582438
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One World Trade Center, Suite 8500 New York, New York	10007
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 220-6633

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	MNMD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 29, 2025, Mind Medicine (MindMed), Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Jefferies LLC, Leerink Partners LLC and Evercore Group L.L.C., as representatives of the several underwriters named therein (the “Underwriters”), in connection with an underwritten public offering (the “Offering”) of 18,375,000 common shares (the “Shares”) of the Company, without par value (“Common Shares”). The offering price for the Shares is $12.25 per share, less underwriting discounts and commissions. In addition, under the terms of the Underwriting Agreement, the Company granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 2,756,250 Common Shares at the same price, which was exercised by the Underwriters in full on October 30, 2025.

The gross proceeds to the Company from the Offering, including the full exercise by the Underwriters of their option to purchase additional Common Shares, are expected to be approximately $258.9 million. The net proceeds to the Company from the Offering are expected to be $242.8 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company. The Offering is expected to close on October 31, 2025.

The Company intends to use the net proceeds from the Offering to fund the research and development of its product candidates and working capital and general corporate purposes. The Company may also use a portion of the net proceeds to invest in or acquire additional businesses or compounds that the Company believe are complementary to its own, although the Company has no current plans, commitments or agreements with respect to any future acquisitions.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and agreements contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The Offering was made pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-280548) (the “Registration Statement”), which was filed with the Securities and Exchange Commission on June 28, 2024 and automatically became effective upon filing, and a related base prospectus, as supplemented by a prospectus supplement.

In connection with the Underwriting Agreement, the Company and the Company’s directors and executive officers also agreed not to sell or transfer any Common Shares without first obtaining the written consent of Jefferies LLC, Leerink Partners LLC and Evercore Group L.L.C., subject to certain exceptions, for 90 days after the date of the Underwriting Agreement.

The foregoing summary of the terms of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement, which is attached hereto as Exhibit 1.1, and which is incorporated herein by reference. Osler, Hoskin & Harcourt LLP, Canadian counsel to the Company, delivered an opinion as to the legality of the issuance and sale of Common Shares in the Offering, a copy of which is attached hereto as Exhibit 5.1 and is incorporated herein by reference.

Item 8.01	Other Events.

On October 29, 2025, the Company issued press releases announcing the launch of the Offering and the pricing of the Offering. Copies of these press releases are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively, and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement by and between Mind Medicine (MindMed) Inc. and Jefferies LLC, Leerink Partners LLC and Evercore Group L.L.C., as representatives of the underwriters named therein, dated October 29, 2025.

5.1	Opinion of Osler, Hoskin & Harcourt LLP.

23.1	Consent of Osler, Hoskin & Harcourt LLP (included in Exhibit 5.1).

99.1	Press Release, dated October 29, 2025.

99.2	Press Release, dated October 29, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIND MEDICINE (MINDMED) INC.

Date:	October 31, 2025	By:	/s/ Robert Barrow
			Name:	Robert Barrow
			Title:	Chief Executive Officer